EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

7am (EST) 12 noon (GMT)

Investing in a promising future

Basingstoke, UK and Philadelphia, US – November 3, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the third quarter to September 30, 2005.

Q3 Financial Highlights (unaudited):

  Revenues up 9% to $376.1 million
  Royalties up 7% to $60.2 million
  US GAAP net loss $624.2 million (includes $673.0 million write-off of Transkaryotic Therapies, Inc. (TKT) in-process research and development): loss per ADS (374.1 cents)
  Non GAAP(1) net income $70.6 million and Non GAAP(1) adjusted earnings per ADS: 41.8 cents

The TKT acquisition completed on July 27, 2005. The table below sets out the key adjustments resulting from the acquisition which give rise to a US GAAP net loss for the quarter.

	Q3 2005			Q3 2004

	US GAAP	Adjustments	Non GAAP(1)	US GAAP	Adjustments	Non GAAP(1)
	$M	$M	$M	$M	$M	$M

Revenues	376.1	-	376.1	344.9	-	344.9

(Loss)/income from
continuing operations before
income taxes(2)	(606.1)	704.7	98.6	105.9	10.1	116.0

Net (loss)/income	(624.2)	694.8	70.6	77.0	7.2	84.2

Diluted (losses)/earnings	(374.1c )	415.9c	41.8c	45.9c	4.2c	50.1c
per ADS

Note: Average exchange rates for Q3 2005 and 2004 were $1.78: £1.00 and $1.82: £1.00 respectively.

(1) Non GAAP

This is a non GAAP financial measure. For Q3 2005, this measure for net income excludes $694.8m on a post-tax basis as follows:

  Costs associated with the write-off of in-process R&D following the acquisition of TKT: $673.0m
  Cost of product sales fair value adjustment following the acquisition of TKT: $12.4m
  TKT integration costs: $2.5m
  Reorganization costs resulting from Shire’s North American site consolidation: $4.6m
  New listed holding company costs: $3.3m
  Impact of discontinued operations: ($1.0)m

For the Q3 2004 results, this measure for net income excludes on a post-tax basis:

  Reorganization costs resulting from Shire’s North American site consolidation: $7.2m

On a pre tax basis, the adjustments relating to continuing operations total $704.7m and $10.1m respectively.

Management believes that the presentation of this non GAAP financial measure provides useful information to investors regarding Shire’s performance after completion of the acquisition of TKT, as the excluded costs are not indicative of the ongoing business in Q3 2005. A reconciliation of this non GAAP financial measure to the most directly comparable US GAAP financial measure can be found on pages 22 and 23.

(2)  (Loss)/income from continuing operations before income taxes and equity method investees

Registered in England 2883758 Registered Office as above

Q3 Business Highlights:

  GA-GCB: positive six month interim phase 1/2 data presented
  MESAVANCE (SPD476): positive phase 3 data presented
  ADDERALL XR: reinstated in Canada
  ADDERALL XR: Citizen Petition (CP) filed with the Food and Drug Administration (FDA)
  Lawsuit filed against Barr Laboratories, Inc., (Barr) and Impax Laboratories, Inc., (Impax) for infringement claims of US Patent No. 6,913,768

Matthew Emmens, Chief Executive Officer, said:

"Our achievements during this quarter reflect a commitment to grow our underlying business while expanding our portfolio of new products. The successful acquisition of TKT expands our therapeutic offerings into the promising area of human genetic diseases, and brings us closer to achieving our objective of rolling out six new products in the US and Europe by the end of 2006. More recently, we’ve also made significant steps in enhancing the value of our ADHD franchise including the filing of what we believe to be a very compelling Citizen Petition and the lawsuits filed to protect Shire’s US patent ‘768 from infringement. Shire has the products and execution capabilities to look ahead to a promising future.”

2005 Outlook

R&D pipeline and planned new product launches*

  December 28, 2005 PDUFA date for DAYTRANA (MTS)
  NRP104 for attention deficit hyperactivity disorder (ADHD) to be filed with FDA by New River Pharmaceuticals Inc. (New River)
  File I2S for Hunter syndrome with the FDA and the European Medicines Agency (EMEA)
  File MESAVANCE (SPD476) for ulcerative colitis with FDA
  Commence launch of FOSRENOL for hyperphosphatemia in Europe

*Launch dates are indicative and subject to the regulatory/government approvals process.

Financials

Shire’s underlying business continues to perform strongly. We continue to expect 2005 revenue growth to be in the low double-digit range. Earnings for 2005 are affected by the costs associated with the continued development and launch of new products:

  For full year 2005, R&D expenditure for Shire’s underlying business as a percentage of total revenues is expected to be approximately 16% (previously 14-16%).

  SG&A costs have reduced from quarter to quarter in the year to date (as per previous guidance). However, it is now anticipated that fourth quarter costs, in dollar terms, will increase to a level consistent with Q1 2005 to support new product launches.

  The financial outlook for the full year stated above excludes the accounting impact of the upfront cash payment of $50 million to New River in Q1 2005, the final costs associated with the North American site consolidation and any further milestone payments in respect of NRP104 which may be paid before the end of 2005 if New River’s New Drug Application (NDA) for NRP104 is accepted for filing by the FDA prior to the end of 2005.

The above guidance does not include the impact of the TKT acquisition, which as previously stated, is expected to be dilutive for 2005 due to the inclusion of the following costs:

  An operating loss of approximately $25 million.

  An amortization charge of approximately $10 million in respect of the capitalized value of approved and commercialized TKT products ($25 million in a full year).

  Charges relating to the following accounting adjustments and one off costs arising on acquisition (previously estimated at approximately $800 million). These costs are now expected to be approximately $785 million ($730 million for 2005 and $55 million during 2006) and comprise:
    The write-off under US GAAP of the intangible value associated with the acquired in- process R&D pipeline of $673 million (Q3 2005).

    A US GAAP adjustment to reflect the difference between the accounting fair value and book value of acquired REPLAGAL inventory. This incremental value adjustment is currently estimated at $90 million, of which approximately $40 million will be booked in 2005 (Q3 2005: $17 million) with the balance charged during 2006.

    TKT integration costs estimated at $22 million, of which approximately $17 million is expected to be incurred in 2005 (Q3 2005: $3.5 million) with the balance charged during 2006.

As previously stated, we expect the TKT acquisition to significantly enhance sales and EPS growth beyond 2007 and to be EPS neutral in 2007.

2006 Outlook

R&D pipeline and new product launches*

Shire has a strong pipeline and in 2006 is planning to:

  File MESAVANCE (SPD476) for ulcerative colitis with the EMEA during H1 2006
  File SPD503 for ADHD with the FDA during H1 2006
  File SPD465 for ADHD with the FDA during H1 2006
  Continue the roll-out of FOSRENOL in Europe
  Launch DYNEPO for anemia in Europe during H2 2006
  Launch DAYTRANA (MTS) for ADHD in the US during H1 2006
  Launch I2S for Hunter syndrome mid 2006
  Launch MESAVANCE in the US late 2006
  Launch NRP104 in the US late 2006

*Approval and launch dates are indicative and subject to the regulatory/government approvals process.

Financials

Shire is planning five new product launches in 2006 and will be continuing the roll-out of FOSRENOL across Europe. These launches will require additional advertising and promotional spend and in some cases additional sales representatives. Consequently, SG&A costs are expected to rise in 2006 to at least $700 million(1). The planned regulatory filings, together with phase 3(b) and 4 studies to support the new product launches and the commencement of the phase 3 trials on GA-GCB, are expected to result in an R&D spend of at least $300 million(2). These costs are currently subject to detailed review as part of Shire’s annual budget and planning process. A further update will be provided with the Q4 results.

(1) Includes the impact of TKT and excludes the impact of SFAS123R

(2) Includes the impact of TKT and excludes any milestone payments made to New River and Noven Pharmaceuticals Inc.

- Ends -

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252
Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system (CNS), gastrointestinal (GI), general products (GP) and human genetic therapies (HGT) - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. This approach aims to deliver increased returns and lower risks. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including, but not limited to, the expected product approval dates of DAYTRANA (MTS) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCE (SPD476) (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire’s ability to benefit from its acquisition of Transkaryotic Therapies, Inc.; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.

The following are trademarks of Shire Pharmaceuticals Group plc or its subsidiaries, which are the subject of trademark registrations in certain countries:

ADDERALL XR® (mixed salts of a single-entity amphetamine product)
ADDERALL® (mixed salts of a single-entity amphetamine product)
AGRYLIN® (anagrelide hydrochloride)
CALCICHEW® (range (calcium carbonate with or without vitamin D3))
CARBATROL® (carbamazepine)
COLAZIDE® (balsalazide)
EQUETRO™ (carbamazepine)
FOSRENOL® (lanthanum carbonate)
MESAVANCE™ (mesalamine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)

REMINYL XL® (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
SOLARAZE® (3%, gel diclofenac sodium (3%w/w))
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties:

3TC® (trademark of GlaxoSmithKline (GSK))
AMARYL® (glimepiride) (trademark of Sanofi-Aventis)
DYNEPO® (epoetin delta) (trademark of Aventis Pharma Holdings GmbH)
DAYTRANA™ (methylphenidate transdermal) (trademark of Noven Pharmaceuticals Inc. (Noven))*
PENTASA® (trademark of Ferring AS)
RAZADYNE™ (galantamine hydrobromide) (trademark of Johnson & Johnson)
RAZADYNE ER™ (galantamine hydrobromide) (trademark of Johnson & Johnson)
REMINYL® (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL® (galantamine hydrobromide) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
ZEFFIX® (trademark of GSK)

* Referred to as MTS in this document

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

Revenues from continuing operations for the three months to September 30, 2005 increased by 9% to $376.1 million (2004: $344.9 million) of which $16.0 million was derived from sales of REPLAGAL in the two months following the acquisition of TKT.

Losses from continuing operations for the three months to September 30, 2005 were $625.2 million (2004 income of: $77.0 million). The decrease was mainly due to a $673.0 million write-off of in-process R&D acquired with TKT. This adjustment is required under US GAAP and represents the value of acquired intangible assets still under development including I2S and GA-GCB.

Cash inflow from operating activities for the three months to September 30, 2005 reduced by 49% to $33.4 million (2004: $66.0 million). Cash generation was affected by the operating losses of the acquired TKT business and the timing of working capital payments.

Cash and cash equivalents, restricted cash and short-term investments at September 30, 2005 totaled $602.3 million (December 31, 2004: $1,457.5 million). The difference was primarily due to $1,156.5 million having been paid to date to purchase TKT, partly offset by positive cash flow from Shire’s operations and the receipt of the final $30.0 million installment from IDB for the purchase of Shire’s vaccines business in 2004. In addition, $111.8 million of cash and cash equivalents, restricted cash and short-term investments was acquired with the purchase of TKT.

The total cash consideration for the acquisition of TKT is expected to be approximately $1.6 billion of which $1,156.5 million has been paid to date. The balancing amount, which has been recorded on the balance sheet as a liability, is due to shareholders who have requested an appraisal of the $37 per share acquisition consideration pursuant to a court appraisal process. These shareholders previously owned $11.7 million of TKT’s ordinary share capital (32% of total share capital).

2. Product sales

For the three months to September 30, 2005 product sales increased 9% to $309.2 million (2004: $283.7 million) and represented 82% of total revenues (2004: 82%).

Third Quarter 2005 Key Product Highlights

	Sales	Sales	US Rx (1)	September 2005
Product	$M	Growth (2)	Growth (2)	US Market Share

ADDERALL XR	165.9	+18%	+11%	25%
CARBATROL	16.1	+44%	-12%	43%
PENTASA	36.6	+11%	+6%	18%
AGRYLIN and XAGRID
North America (3)	4.8	-88%	-71%	4%
Rest of World	12.0	+37%	n/a	n/a
FOSRENOL	9.7	n/a	n/a	8%
REPLAGAL (4)	16.0	n/a	n/a	n/a

(1) IMS Prescription Data – Product specific

(2) Compared to Q3 2004

(3) Includes US and Canada

(4) This represents REPLAGAL sales for the two-month period since acquisition. The total sales for the full quarter, including pre acquisition sales, were $24.1 million (2004: $19.5 million)

ADDERALL XR for the treatment of ADHD

US prescriptions for ADDERALL XR for the three months to September 30, 2005 were up 11%. ADDERALL XR enhanced its leading market position with a 1% increase in US market share, in a market that grew 4% overall compared to the same period in 2004.

ADDERALL XR had a 25% share of the total US ADHD market in September 2005 and strengthened its position as the leading brand in the US ADHD market.

Product sales growth was higher than prescription growth for the quarter due mainly to the impact of price increases in December 2004 and August 2005 and lower sales deductions.

FDA approval of the adolescent indication for ADDERALL XR was received during July 2005.

On August 24, 2005, Shire announced that Health Canada would reinstate the marketing authorization of ADDERALL XR in Canada effective August 26, 2005. This reinstatement follows the acceptance by Health Canada of the recommendations from the New Drug Committee (NDC), which was appointed by Health Canada at Shire’s request to review the suspension in Canada of ADDERALL XR. The NDC, comprised of three highly qualified, independent experts in the fields of pediatric cardiology, pediatric development and behavioral problems, and pharmacoepidemiology, examined the scientific evidence made available to them by both Shire and Health Canada. The NDC recommended that Health Canada reinstate ADDERALL XR.

During October 2005, Shire filed a Citizen Petition with the FDA requesting that the FDA require more rigorous bioequivalence testing or additional clinical testing for generic or follow-on drug products that reference ADDERALL XR, before they can be approved. Shire believes that these requested criteria will ensure that generic formulations of ADDERALL XR or follow-on drug products will be clinically effective and safe. The FDA has six months to respond to Shire’s petition, however it does not preclude the FDA from granting approval or tentative approval to generic or follow-on products referencing ADDERALL XR during that time.

Shire continues to defend its intellectual property. In October 2005, Shire announced that it has filed a lawsuit against Barr and Impax with respect to US patent No. 6,913,768 (‘768). Shire believes that both Barr’s and Impax’s generic ADDERALL XR products infringe the ‘768 patent claims. The case was filed in the Southern District of New York. The earlier filed cases against Barr and Impax involving the ‘819 and ‘300 patents are scheduled to go to trial in January 2006 and on February 23, 2006 respectively. There will be no 30 month stay associated with the filing of the ‘768 patent case. The ‘768 patent is directed to pharmaceutical compositions comprising a once-a-day sustained release formulation of at least one amphetamine salt for the treatment of ADHD. Impax has filed for summary judgment in respect to non-infringement of the ‘819 and ‘300 patents in the district court of Delaware. The Court has not yet ruled on Impax’s motion. The schedule in the Barr case provided that summary judgement motions were to be filed and fully briefed by October 14, 2005. Neither Shire nor Barr filed any summary judgement motions. Trial in the Barr case is scheduled for January 2006.

Further information about the litigation proceedings relating to our ADDERALL XR patents can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004 and our most recent quarterly report on Form 10-Q for the period ended June 30, 2005. Any decrease in the sales of ADDERALL XR could significantly reduce revenues and earnings.

CARBATROL for the treatment of epilepsy

US prescriptions for the three months to September 30, 2005 were down 12%, compared to the same period in 2004. This was due primarily to supply constraints and a 6% decrease in the total US carbamazepine prescription market. The supply constraints have now been resolved.

Product sales for the three months to September 30, 2005 were up 44%, compared to the same period in 2004. The difference between sales growth and the lower level of prescriptions is due to a December 2004 price increase and lower sales deductions in comparison to the high levels in the same period in 2004.

CARBATROL had a 43% share of the total US extended release carbamazepine prescription market in September 2005 (September 2004: 45%).

Patent litigation proceedings with Nostrum Pharmaceuticals, Inc. (Nostrum) relating to CARBATROL are in progress. On July 18, 2005, Judge Mary Little Cooper of the United States Federal District Court in Trenton, New Jersey denied Nostrum’s motion for summary judgment. Consequently, the lawsuit between Shire and Nostrum will continue to move toward trial. No trial date has been set by the Court.

Further information can be found in our filings with the US Securities and Exchange Commission, including our Annual Report on Form 10-K for the year to December 31, 2004 and our most recent quarterly report on Form 10-Q for the period ended June 30, 2005.

PENTASA for the treatment of ulcerative colitis

US prescriptions for the three months to September 30, 2005 were up 6%, compared to the same period in 2004. The increase was due to the success of the co-promotional agreement with Solvay Pharmaceuticals Inc. and the impact of the 500mg dosage form launched in the third quarter of 2004, in conjunction with a 2% increase in the total US oral mesalamine prescription market.

Product sales for the three months to September 30, 2005 were up 11%, compared to the same period in 2004. The difference between sales growth and prescription growth is due to the impact of the September 2004 price increase.

PENTASA had an 18% share of the total US oral mesalamine prescription market in September 2005 (September 2004: 17%).

AGRYLIN and XAGRID for the treatment of thrombocythemia

AGRYLIN/XAGRID sales worldwide for the three months to September 30, 2005 were $16.8 million, down 66% compared to the same period in 2004 (Q3 2004: $49.7 million).

As expected, North American sales were down 88% due to the impact of generic versions of AGRYLIN being approved in the US market in April 2005.

Rest of the World sales (all sales outside North America) were up 37%, due to the successful launch of XAGRID in the UK, Germany and France in the first quarter of 2005. In accordance with current orphan drug legislation in the EU, XAGRID will have up to 10 years of marketing exclusivity in the EU.

FOSRENOL for the treatment of hyperphosphatemia

US prescriptions for the three months to September 30, 2005 were up 19%, to 43,000 prescriptions, compared to the previous quarter (Q2 2005: 36,000). FOSRENOL was launched in the US in January 2005.

Product sales for the three months to September 30, 2005 were $9.7 million (Q2 2005: $9.9 million). The difference between sales and prescription growth is due to pipeline inventories declining from a comparatively high level of stocking in the prior quarter after the initial launch of FOSRENOL in the first quarter.

FOSRENOL had an 8% share of the total US phosphate binding market in September 2005.

Shire continues its discussions relating to FOSRENOL with regulatory authorities across Europe and other regions. Launches are anticipated to begin in Europe shortly, subject to obtaining national approvals and concluding pricing and reimbursement negotiations.

REPLAGAL for the treatment of Fabry disease

REPLAGAL was acquired by Shire as part of the TKT acquisition, which completed on July 27, 2005. Product sales for the period since acquisition were $16.0 million. The majority of REPLAGAL sales are in Europe.

3. Royalties

Royalty revenue increased 7% to $60.2 million for the three months to September 30, 2005 (2004: $56.2 million) and represented 16% of total revenues (2004: 16%). The following table provides an analysis of Shire’s royalty income:

Third Quarter 2005 Royalty Highlights

Product	Royalties to Shire	Royalty(1)	Worldwide in-market sales by licensee(2) in
		Growth	Q3 2005
	$M	%	$M

3TC	39.6	+5%*	301
ZEFFIX	7.7	+10%**	67
Other	12.9	+14%	N/A

* The impact of foreign exchange movements has contributed +3% to the reported growth
** The impact of foreign exchange movements has contributed +1% to the reported growth
(1) Compared with Q3 2004
(2) GSK

3TC
Royalties from sales of 3TC for the three months to September 30, 2005 were $39.6 million, an increase of 5% compared to the three months to September 30, 2004 ($37.9 million). This was due to the continued growth in the nucleoside analogue market for HIV and the positive impact of foreign exchange movements.

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the three months to September 30, 2005 were $301 million (2004: $291 million).

ZEFFIX
Royalties from sales of ZEFFIX for the three months to September 30, 2005 were $7.7 million, an increase of 10% compared to the three months to September 30, 2004 ($7.0 million), due to strong growth in the Japanese market.

Shire receives royalties from GSK on worldwide ZEFFIX sales. GSK’s worldwide sales of ZEFFIX for the three months to September 30, 2005 were $67 million (2004: $61 million).

Other
Other royalties are primarily in respect of REMINYL and REMINYL XL (now marketed as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide by Janssen, with the exception of the United Kingdom and the Republic of Ireland where Shire acquired the exclusive marketing rights from May 2004.

On April 11, 2005, Ortho-McNeil Neurologics Inc. (Janssen’s US affiliate company) announced that REMINYL would be marketed in the US under the new product name of RAZADYNE. Ortho-McNeil Neurologics Inc. worked closely with the FDA on a name change following dispensing errors in the US, between REMINYL and the Type 2 diabetes mellitus drug known as AMARYL. REMINYL continues to be marketed outside the US under its original name. Shire is only aware of one similar dispensing error outside the US.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

Shire and Janssen’s affiliate, Johnson & Johnson Pharmaceutical Research & Development, LLC, are in ongoing discussions with the European regulatory authorities in relation to their assessment of the data for REMINYL from investigational studies in mild cognitive impairment. Labeling changes have now been agreed.

Shire has submitted its response to the preliminary Appraisal Consultation Document issued by the National Institute for Clinical Excellence in England and Wales (NICE). This preliminary appraisal recommends that all existing approved products for the symptomatic treatment of mild to moderate Alzheimer's disease in England and Wales are no longer reimbursable by the National Health Service when used by new patients. NICE’s final recommendation was expected to be published in June 2005. However, on July 18, 2005 NICE announced that it had delayed its decision and asked the pharmaceutical companies that market drugs to treat Alzheimer's disease to identify sub-groups of patients who may benefit from the treatments.

4. Financial details

Cost of product sales
For the three months to September 30, 2005 the cost of product sales amounted to 19% of product sales (2004: 14%). The decrease in gross margin is primarily driven by the addition of REPLAGAL to Shire’s product portfolio following the acquisition of TKT. REPLAGAL’s cost of product sales relates entirely to acquired inventories and is therefore based on the fair value of that acquired inventory. In accordance with US GAAP acquired finished goods have been valued at 97% of the expected sales price of REPLAGAL and so virtually no margin will be reflected for REPLAGAL sales until acquired finished goods have been sold (anticipated Q3 2006). For the three months to September 30, 2005 the REPLAGAL cost of product sales includes a $17.2 million adjustment in respect of the acquired inventory, of which $15.1 million related to sales of acquired finished goods and $2.1 million was a write off of damaged work in progress. Excluding this fair value adjustment, the cost of product sales would have been 14%.

Research and development (R&D)
R&D expenditure increased from $57.8 million in the three months to September 30, 2004 to $74.3 million in the three months to September 30, 2005. Expressed as a percentage of total revenues, R&D expenditure was 20% for the three months to September 30, 2005 (2004: 17%). The increase in R&D expenditure is primarily the result of adding two significant projects following the acquisition of TKT. Excluding TKT, R&D expenditure expressed as a percentage of revenues was 17%. Shire’s pipeline is now well advanced with seven projects in late stage development or registration.

Selling, general and administrative (SG&A)
SG&A expenses increased from $104.8 million in the three months to September 30, 2004 to $154.9 million in the three months to September 30, 2005 an increase of 48%. As a percentage of product sales, these expenses were 50% (2004: 37%).

This increase was expected with additional costs in the three months to September 30, 2005 attributable to four product launches during 2005, incremental costs in 2005 associated with the FOSRENOL and EQUETRO sales forces, $7.0 million of SG&A costs associated with TKT and $4.5 million relating to the set up of the new listed holding company for the Shire group. SG&A costs, excluding the impact of TKT and the new listed holding company costs, were $143.4 million and have been moderating over the course of the year (Q2 2005: $153.5 million), as per previous guidance.

Depreciation and amortization
The depreciation charge for the three months to September 30, 2005 was $4.6 million (2004: $5.3 million). Amortization charges, including the amortization on acquired products, were $11.8 million for the three months to September 30, 2005 (2004: $9.5 million).

Reorganization costs
During the three months to September 30, 2005 Shire incurred costs of $6.5 million (2004: $10.1 million) following the closure of the Newport, Kentucky site in July 2005. Following this closure, the site consolidation is now complete and no further reorganization costs are expected to be incurred. During the three months to September 30, 2004 the reorganization costs related to employee severance ($2.6 million), relocation ($3.6 million) and other costs associated with the reorganization ($3.9 million).

Integration costs
For the three months to September 30, 2005, the company incurred $3.5 million of costs associated with the integration of the TKT business into the Group. This primarily related to retention payments for key staff.

In-process R&D
During the three months to September 30, 2005, as required under US GAAP (business combination accounting), Shire wrote off the portion of the purchase price allocated to in-process R&D of $673.0 million.

This amount represents the value of those intangible assets acquired as part of the TKT acquisition which have not been approved by the FDA or other regulatory authorities, including I2S and GA-GCB.

Interest income and expense
For the three months to September 30, 2005 the Company received interest income of $6.9 million (2004: $5.7 million). This increase in interest income is due to higher interest rates on our US cash deposits partially offset by the interest foregone by Shire on the net payments of $1.1 billion made to date in respect of the acquisition of TKT.

For the three months to September 30, 2005 the Company incurred interest expense of $3.5 million. This expense includes a $2.5 million provision in respect of interest, which may arise as a result of the court appraisal process on amounts due to shareholders who have requested appraisal of the acquisition consideration payable for their shares.

The charge in Q3 2004 of $8.0 million included the write-off of deferred issuance costs capitalized at the time of Shire’s convertible loan notes issue in 2001. These costs were being amortized over the life of the notes but were written off following the redemption of $370.1 million of loan notes in Q3 2004.

Other income/(expense), net
For the three months to September 30, 2005 other income totaled $3.2 million (2004: expense of $4.9 million). During the three months to September 30, 2005 other income was primarily attributable to the income generated from the sale of certain portfolio investments. During the three months to September 30, 2004 other expense was primarily attributable to the write down of certain portfolio investments.

Taxation
The effective rate of tax for the three months to September 30, 2005 excluding the write-off of in-process R&D was 28% (2004: 28%).

At September 30, 2005 net deferred tax assets of $85.4 million were recognized (December 31, 2004: $78.1 million).

Equity in (losses)/earnings of equity method investees
Losses of $0.6 million were recorded for the three months to September 30, 2005 (2004 earnings of: $1.1 million) being the earnings of $1.2 million from the 50% share of the antiviral commercialization partnership with GSK in Canada (2004: $1.1 million), offset by the share of losses in the GeneChem and EGS Healthcare Funds of $1.8 million (2004: $nil).

Discontinued operations
During the three months to September 30, 2005 $1.0 million of the pipeline loan to ID Biomedical Corporation (IDB) was repaid. The pipeline loan had been fully provided for in 2004 at the time of the sale of the vaccines business to IDB. This part repayment of the pipeline loan was in compliance with the terms of the loan agreement requiring IDB to make such payment in the event IDB sold and leased back any property acquired from Shire as part of the sale of the vaccines business.

US GAAP Results for the 9 months to September 30, 2005
Unaudited Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	549,820	1,111,477
Restricted cash	30,085	21,627
Short-term investments	22,380	324,411
Accounts receivable, net	282,262	222,546
Inventories	145,694	41,230
Deferred tax asset	35,607	70,387
Prepaid expenses and other current assets	81,159	137,271

Total current assets	1,147,007	1,928,949

Investments	47,205	63,267
Property, plant and equipment, net	218,108	131,351
Goodwill, net	381,747	235,396
Other intangible assets, net	749,375	309,297
Deferred tax asset	49,782	7,724
Other non-current assets	42,955	38,895

Total assets	2,636,179	2,714,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	374,941	311,231
Outstanding TKT shareholders	434,876	-
Loan facility	-	43,162
Other current liabilities	53,583	77,558

Total current liabilities	863,400	431,951

Long-term debt	116	116
Other non-current liabilities	45,062	32,159

Total liabilities	908,578	464,226

US GAAP Results for the 9 months to September 30, 2005
Unaudited Consolidated Balance Sheets (continued)

	September 30,	December 31,
	2005	2004
	$’000	$’000

Shareholders’ equity:

Ordinary shares of 5p par value; 800,000,000 shares authorized; and
494,192,907 (December 31, 2004: 484,916,034) shares issued and
outstanding	40,803	40,064

Exchangeable shares; 2,363,000 (December 31, 2004: 4,226,476) shares	109,377	195,830
issued and outstanding
Treasury stock	(144)	(264)
Additional paid-in capital	1,191,233	1,072,407
Accumulated other comprehensive income	91,653	131,939
Retained earnings	294,679	810,677

Total shareholders’ equity	1,727,601	2,250,653

Total liabilities and shareholders’ equity	2,636,179	2,714,879

US GAAP Results for the 3 months and 9 months to September 30, 2005
Unaudited Consolidated Statements of Operations

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

Revenues:
Product sales	309,150	283,723	930,149	803,597
Royalties	60,186	56,199	181,073	170,001
Licensing and development	4,586	2,820	11,169	10,217
Other revenues	2,155	2,167	11,975	5,654

Total revenues	376,077	344,909	1,134,366	989,469

Costs and expenses:
Cost of product sales	60,081	38,933	135,359	100,010
Research and development	74,311	57,759	251,300	143,760
Selling, general and administrative	154,912	104,755	465,960	330,230
Depreciation and amortization	16,420	14,891	50,135	40,474
Intangible asset impairment	-	5,456	3,000	5,456
Reorganization costs	6,457	10,061	9,335	32,041
Integration costs	3,520	-	3,520	-
In-process R&D write-off	673,000	-	673,000	-

Total operating expenses	988,701	231,855	1,591,609	651,971

Operating (loss)/income	(612,624)	113,054	(457,243)	337,498

Interest income	6,876	5,697	27,868	14,101
Interest expense	(3,519)	(8,032)	(4,718)	(12,259)
Other income/(expense), net	3,202	(4,859)	3,938	4,403

Total other income/(expense), net	6,559	(7,194)	27,088	6,245

(Loss)/income from continuing
operations before income taxes
and equity in (losses)/earnings of
equity method investees	(606,065)	105,860	(430,155)	343,743
Income taxes	(18,609)	(29,960)	(61,707)	(97,188)
Equity in (losses)/earnings of
equity method investees	(569)	1,140	150	3,358

(Loss)/income from continuing
operations	(625,243)	77,040	(491,712)	249,913
Loss from discontinued operations	-	-	-	(20,135)
Gain/(loss) on disposition of
discontinued operations	1,049	-	4,174	(44,157)

Net (loss)/income	(624,194)	77,040	(487,538)	185,621

US GAAP Results for the 3 months and 9 months to September 30, 2005
Unaudited Consolidated Statements of Operations (continued)

	3 months to		3 months to	9 months to		9 months to
	September 30,		September 30,	September 30,		September 30,
	2005		2004	2005		2004

Earnings per share - basic
(Loss)/ income from continuing
operations	(124.9c	)	15.5c	(98.4c	)	50.4c
Loss from discontinued
operations	-		-	-		(4.1c	)
Gain/(loss) on disposition of
discontinued operations	0.2c		-	0.8c		(8.9c	)

Net (loss)/income	(124.7c	)	15.5c	(97.6c	)	37.4c

Earnings per share - diluted
(Loss)/income from continuing
operations	(124.9c	)	15.3c	(98.4c	)	49.2c
Loss from discontinued
operations	-		-	-		(3.9c	)
Gain/(loss) on disposition of
discontinued operations	0.2c		-	0.8c		(8.6c	)

Earnings per ordinary share	(124.7c	)	15.3c	(97.6c	)	36.7c

Earnings per ADS	(374.1c	)	45.9c	(292.8c	)	110.1c

Weighted average number of
shares:
Basic	500,542,616		496,474,005	499,741,042		496,090,191
Diluted	500,542,616		509,777,052	499,741,042		515,070,302

US GAAP Results for the 3 months and 9 months to September 30, 2005
Unaudited Consolidated Statements of Cash Flows

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net (loss)/income from continuing
operations	(625,243)	77,040	(491,712)	249,913
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation and amortization
Cost of product sales	962	681	2,682	1,965
SG&A	16,244	14,891	44,085	40,474
Stock option compensation	90	67	187	165
In-process R&D write-off	673,000	-	673,000	-
Write-down of long-term assets	544	10,939	11,005	19,392
(Gain)/loss on sale of long term
assets	(3,850)	411	(3,866)	(14,472)
Dissenting shareholders’ interest	2,435	-	2,435	-
Movement in deferred taxes	43,718	(16,378)	34,307	(23,610)
Equity in losses/(earnings) of equity
method investees	569	(1,140)	(150)	(3,358)
Changes in operating assets and
liabilities, net of acquisitions:
Increase in accounts receivable	(6,107)	(72,933)	(33,893)	(49,261)
(Decrease)/ increase in provision for
sales deductions	(6,016)	14,209	14,424	39,551
Decrease/(increase) in inventory	5,227	3,890	(1,273)	(2,864)
(Increase)/decrease in prepayments
and other current assets	(32,763)	13,832	(24,403)	2,199
(Increase)/decrease in other assets	(107)	(10,132)	(779)	2,023
(Decrease)/increase in accounts and
notes payable and other liabilities	(32,648)	39,811	5,700	47,322
(Decrease)/increase in deferred
revenue	(2,700)	263	(10,531)	(288)
Cash flows from discontinued
operations	-	(9,423)	(362)	(25,613)

Net cash provided by operating
activities	33,355	66,028	220,856	283,538

US GAAP Results for the 3 months and 9 months to September 30, 2005
Unaudited Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

CASH FLOWS FROM INVESTING
ACTIVITIES:
Movements in short-term	108,372	(10,933)	351,246	21,039
investments
Movements in restricted cash	31	17,343	(285)	15,573
Purchase of subsidiary undertaking,
net of cash and cash equivalents	(1,099,650)	-	(1,099,650)	-
Expenses of acquisition	(24,112)	-	(24,112)	-
Purchase of long-term investments	(140)	(206)	(7,678)	(5,720)
Purchase of property, plant and	(13,481)	(10,879)	(57,638)	(24,840)
equipment
Purchase of intangible assets	(102)	(385)	(20,064)	(12,385)
Proceeds from sale of long-term
investments	10,135	-	10,135	26,733
Proceeds from sale of property,
plant and equipment	40	44	108	444
Proceeds from assets held for sale	-	3,630	-	11,289
Dividends received from investments	6,063	4,043	8,483	5,245
Loans made to IDB	(13,252)	(23,820)	(43,162)	(23,820)
Repayment of loan made to IDB	1,049	-	1,049	-
Proceeds from IDB subscription	-	-	60,000	-
Deferred proceeds from sale of the
vaccines business	30,000	30,000	32,236	30,000
Cash flows from discontinued
operations	-	-	-	(12,715)

Net cash (used in)/ provided by
investing activities	(995,047)	8,837	(789,332)	30,843

The assets acquired with the purchase of TKT included: cash and cash equivalents ($56.8 million), restricted cash ($8.2 million) and short-term investments ($46.8 million), totalling $111.8 million.

US GAAP Results for the 3 months and 9 months to September 30, 2005
Unaudited Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

CASH FLOWS FROM FINANCING
ACTIVITIES:
Redemption of 2% convertible loan	-	(370,109)	-	(370,109)
Repayment of long-term debt and
capital leases	-	(36)	-	(171)
Proceeds from exercise of options	11,984	2,180	30,447	7,531
Proceeds from issue of common stock	-	285	-	611
Tax benefit of stock option
compensation, charged directly to reserves	1,051	-	2,478	-
Payment of dividend	-	-	(19,057)	-

Net cash provided by/(used in)
financing activities	13,035	(367,680)	13,868	(362,138)

Effect of foreign exchange rate
changes on cash and cash
equivalents	(3,702)	3,575	(7,049)	2,295
Discontinued operations	-	-	-	(10)

Net decrease in cash and cash	(952,359)	(289,240)	(561,657)	(45,472)
equivalents
Cash and cash equivalents at
beginning of period	1,502,179	1,307,130	1,111,477	1,063,362

Cash and cash equivalents at end of
period	549,820	1,017,890	549,820	1,017,890

US GAAP Results for the 3 months and 9 months to September 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Earnings per share

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

(Loss)/income from continuing	(625,243)	77,040	(491,712)	249,913
operations
Loss from discontinued operations,
net of tax	-	-	-	(20,135)
Gain/(loss) on disposition of
discontinued operations	1,049	-	4,174	(44,157)

Numerator for basic EPS	(624,194)	77,040	(487,538)	185,621

Interest charged on convertible debt,
net of tax	-	766	-	3,432

Numerator for diluted EPS	(624,194)	77,806	(487,538)	189,053

Weighted average number of
shares:	No. of shares	No. of shares	No. of shares	No. of shares

Basic	500,542,616	496,474,005	499,741,042	496,090,191
Effect of dilutive shares:
Stock options	-	2,474,699	-	3,086,390
Warrants	-	-	-	55,579
Convertible debt	-	10,828,348	-	15,838,142

Diluted	500,542,616	509,777,052	499,741,042	515,070,302

For the three and nine months ended September 30, 2005, the share options, warrants and convertible debt not included in the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period, are shown below:

For the three and nine months ended September 30, 2004, the share options, warrants and convertible debt not included in the calculation of the diluted weighted average number of shares, because the exercise prices exceeded the Company’s average share price during the calculation period, are shown below:

	3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	No. of shares	No. of shares	No. of shares	No. of shares

Stock options	23,092,439	18,866,415	20,278,370	17,567,632
Warrants	1,346,407	1,346,407	1,346,407	-
Convertible debt	5,756	-	5,756	-

	24,444,602	20,212,822	21,630,533	17,567,632

US GAAP Results for the 3 months and 9 months to September 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(2) Analysis of revenues

	3 months to	3 months to	3 months to		3 months to
	September 30,	September 30,	September 30,		September 30,
	2005	2004	2005		2005
	$’000	$’000	% change		% of total revenue

Net product sales:
CNS
ADDERALL XR	165,863	140,051	+18%		44%
ADDERALL	9,571	11,736	-18%		3%
CARBATROL	16,129	11,225	+44%		4%

	191,563	163,012	+18%		51%

GI
PENTASA	36,568	33,025	+11%		10%
COLAZIDE	2,288	2,126	+8%		1%

	38,856	35,151	+11%		11%

GP
AGRYLIN/XAGRID
NORTH AMERICA	4,783	40,993	-88%		1%
ROW	11,978	8,728	+37%		3%
FOSRENOL	9,722	-	N/	A	3%
CALCICHEW	10,124	9,550	+6%		2%
SOLARAZE	3,343	2,444	+37%		1%
REMINYL/REMINYL XL	3,238	2,609	+24%		1%

	43,188	64,324	-33%		11%

HGT
REPLAGAL	15,956	-	N/	A	4%

	15,956	-	N/	A	4%

Other product sales	19,587	21,236	-8%		5%

Total product sales	309,150	283,723	+9%		82%

Royalty income:
3TC	39,599	37,871	+5%		11%
ZEFFIX	7,731	7,034	+10%		2%
Others	12,856	11,294	+14%		3%

	60,186	56,199	+7%		16%

Licensing and development	4,586	2,820	+63%		1%
Other	2,155	2,167	N/	A	1%

Total revenues	376,077	344,909	+9%		100%

US GAAP Results for the 3 months and 9 months to September 30, 2005
Selected Notes to the Unaudited US GAAP Financial Statements

(2) Analysis of revenues (continued)

	9 months to	9 months to	9 months to		9 months to
	September 30,	September 30,	September 30,		September 30,
	2005	2004	2005		2005
	$’000	$’000	% change		% of total
					revenue

Net product sales:
CNS
ADDERALL XR	516,823	422,997	+22%		45%
ADDERALL	31,033	22,411	+38%		3%
CARBATROL	54,823	38,873	+41%		5%

	602,679	484,281	+24%		53%

GI
PENTASA	93,777	86,705	+8%		8%
COLAZIDE	6,520	5,944	+10%		1%

	100,297	92,649	+8%		9%

GP
AGRYLIN/XAGRID
N AMERICA	41,950	96,840	-57%		4%
ROW	36,428	25,155	+45%		3%
FOSRENOL	24,484	-	N/	A	2%
CALCICHEW	28,353	27,525	+3%		2%
SOLARAZE	8,776	6,214	+41%		1%
REMINYL/REMINYL XL	9,384	7,983	+17%		1%

	149,375	163,717	-9%		13%

HGT
REPLAGAL	15,956	-	N/	A	1%

	15,956	-	N/	A	1%

Other product sales	61,842	62,950	N/	A	6%

Total product sales	930,149	803,597	+16%		82%

Royalty income:
3TC	119,467	115,673	+3%		11%
ZEFFIX	21,969	20,174	+9%		2%
Others	39,637	34,154	+16%		3%

	181,073	170,001	+7%		16%

Licensing and development	11,169	10,217	+9%		1%
Other	11,975	5,654	+112%		1%

Total revenues	1,134,366	989,469	+15%		100%

Non GAAP for the 3 months and 9 months to September 30, 2005
(3)(a) Reconciliation of numerator for diluted EPS

	(1)3 months to	3 months to	9 months to	9 months to
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	$’000	$’000	$’000	$’000

Net (loss)/income for basic EPS	(624,194)	77,040	(487,538)	185,621
Add back:
Loss from discontinued operations,
net of tax	-	-	-	20,135
(Gain)/loss on disposition of
discontinued operations	(1,049)	-	(4,174)	44,157
TKT cost of product sales fair
value adjustment, net of tax	12,385	-	12,385	-
New River upfront payment, net of
tax	-	-	36,000	-
New listed holding company costs,
net of tax	3,259	-	3,259	-
Reorganization costs, net of tax	4,649	7,244	6,721	23,069
TKT integration costs, net of tax	2,534	-	2,534	-
TKT in process R&D write-off	673,000	-	673,000	-
Gain on sale of investment, net of
tax	-	-	-	(10,660)

Net (loss)/income for Non GAAP	70,584	84,284	242,187	262,322
Interest charged on convertible
debt, net of tax	-	766	-	3,432

Numerator for non GAAP - Diluted	70,584	85,050	242,187	265,754
EPS

(1) An analysis of the results for the three months to September 30, 2005, between Shire (excluding TKT) and TKT is shown on page 24.

Non GAAP diluted EPS for the 3 months and 9 months to September 30, 2005
(b) Reconciliation of reported EPS

	3 months to		3 months to	9 months to		9 months to
	September 30,		September 30,	September 30,		September 30,
	2005		2004	2005		2004

Diluted EPS per ordinary share	(124.7c	)	15.3c	(97.6c	)	36.7c

Add back:
Loss from discontinued operations,
net of tax	-		-	-		3.9c
(Gain)/loss on disposition of
discontinued operations	(0.2c	)	-	(0.8c	)	8.6c

Diluted EPS from continuing
operations	(124.9c	)	15.3c	(98.4c	)	49.2c
Change in denominator due to
effect on dilution of non GAAP	1.6c		-	1.0c		-
adjustments(1)

	(123.3c	)	15.3c	(97.4c	)	49.2c
Add back:
TKT cost of product sales fair
value adjustment, net of tax	2.4c		-	2.5c		-
New River upfront payment, net of
tax	-		-	7.1c		-
New listed holding company costs,
net of tax	0.7c		-	0.7c		-
Reorganization costs, net of tax	0.9c		1.4c	1.3c		4.5c
TKT integration costs, net of tax	0.5c		-	0.5c		-
TKT in-process R&D write-off	132.7c		-	133.3c		-
Gain on sale of investment, net of
tax	-		-	-		(2.1c	)

Non GAAP – Diluted EPS per
ordinary share	13.9c		16.7c	48.0c		51.6c

Non GAAP – Diluted EPS per ADS	41.8c		50.1c	144.0c		154.8c

(1) Because the items added back result in positive non GAAP net income for the periods to September 30, 2005, the options, warrants and convertible debt become dilutive under this measure, and are therefore included in the calculation of the denominator for non GAAP EPS.

US GAAP and Non GAAP results for the 3 months to September 30, 2005
Unaudited Consolidated Statements of Operations

	Non GAAP

	(1) Shire	(2) TKT	Combined	Adjustments	US GAAP
	$’000	$’000	$’000	$’000	$’000

Revenues:
Product sales	293,194	15,956	309,150	-	309,150
Royalties	60,186	-	60,186	-	60,186
Licensing and development	4,586	-	4,586	-	4,586
Other revenues	1,940	215	2,155	-	2,155

Total revenues	359,906	16,171	376,077	-	376,077

Costs and expenses:
Cost of product sales (3)	40,697	2,182	42,879	17,202	60,081
Research and development	60,114	14,197	74,311	-	74,311
Selling, general and
administrative (4)	143,422	6,963	150,385	4,527	154,912
Depreciation and
amortization	9,909	6,511	16,420	-	16,420
Reorganization costs	-	-	-	6,457	6,457
Integration costs	-	-	-	3,520	3,520
In-process R&D write-off	-	-	-	673,000	673,000

Total operating expenses	254,142	29,853	283,995	704,706	988,701

Operating income/(loss)	105,764	(13,682)	92,082	(704,706)	(612,624)

Interest income *	6,447	429	6,876	-	6,876
Interest expense	(1,083)	(2,436)	(3,519)	-	(3,519)
Other income, net	3,064	138	3,202	-	3,202

Total other				-
income/(expense), net	8,428	(1,869)	6,559		6,559

Income/(loss) from continuing
operations before income
taxes and equity in losses
of equity method investees	114,192	(15,551)	98,641	(704,706)	(606,065)

Income taxes	(31,770)	4,282	(27,488)	8,879	(18,609)
Equity in losses of equity
method investees	(569)	-	(569)	-	(569)

Income/(loss) from continuing
operations	81,853	(11,269)	70,584	(695,827)	(625,243)
Gain on disposition of
discontinued operations	-	-	-	1,049	1,049

Net income/(loss)	81,853	(11,269)	70,584	(694,778)	(624,194)

Diluted EPS	48.5c	(6.7c )	41.8c	(415.9c )	(374.1c )

* In addition, Shire estimates that the interest foregone on the $1.1billion of net cash used to fund the acquisition was $6.5 million (pre tax) or $4.7million (post tax). This is equivalent to 2.7c per ADS. Added to the Non GAAP Shire earnings per ADS (excluding TKT's net income) of 48.5c per ADS, Shire's EPS per ADS would have been approximately 51.2c had the TKT acquisition not been completed. This is an increase of 4% over prior year. Management believes that the presentation of this non GAAP financial measure provides useful information to investors of the historic Shire business as it was before the TKT acquisition.

(1) Defined as the ongoing Shire business excluding TKT and other non GAAP adjustments.

(2) Defined as the acquired TKT business excluding fair value adjustments and integration costs.

(3) The GAAP adjustment of $17.2m is the difference between fair value and cost of REPLAGAL inventory acquired with the TKT business and used during the period.

(4) SG&A of $154.9 million includes $4.5 million of costs relating to the set up of the new holding company.